Exhibit 10.3
7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

April 15, 2015
Jim Anderson
[Home Address]
[Home Address]
Personal and Confidential
Dear Jim:
At Advanced Micro Devices, Inc. (AMD), we believe that a great company is made up of great people. In that spirit, we are pleased to extend to you this offer of employment to join our innovative company. The details of this offer are outlined below:
The Position
Your AMD job title will be that of Senior Vice President & General Manager, Computer and Graphics Business Group, reporting to Dr. Lisa Su, Chief Executive Officer. Your expected start date is June 8, 2015 or another mutually acceptable date.
Compensation
Base Salary: You will be paid an annual salary of $500,000. All payments are subject to deductions and withholdings required by law.
Sign-On Bonus: You will also receive a one-time gross sign-on bonus of $750,000 (subject to deductions and withholdings as required by law) to be paid within 30 days of your date of hire at AMD. Although you will receive this bonus within 30 days of your hire date, the bonus is only earned in its entirety when you have been employed at AMD for two years. If your AMD employment terminates prior to two years from hire date, you must repay to AMD 100% of the bonus, as stated in the terms and conditions of the enclosed Sign-on Bonus Agreement. You must sign and date the enclosed Sign-on Bonus Agreement, and return the original of the agreement along with the original of this executed offer and acceptance letter.
Long-Term Incentives: Subject to approval by the Compensation Committee of AMD’s Board of Directors (Compensation Committee), you will be granted the following:

•
An initial new hire grant in restricted stock units (RSU’s) with a target value equivalent to $1,750,000 vesting 33% annually in the following 3 years, assuming continuing active service with AMD through the vesting dates.

•	An annual grant valued at $2,000,000 as follows:

•	$500,000 in time-based RSUs vesting 33% annually in the following three years, assuming continuing active service with AMD through the vesting dates.

•	$1,000,000 in performance-based RSUs tied to performance metrics as approved by the Compensation Committee.

•
$500,000 in stock options, with the exercise price equal to the closing price of AMD common stock on the date of grant, vesting 33% on the first anniversary date and quarterly thereafter over the following two years.

The formula for determining the number of RSU’s & performance-based RSUs follows:

•	# of RSU’s = target value divided by the 30-day average closing price through and including the grant date.

Initials: JRA

7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

Please note that this is a summary of your potential long-term incentives and you will be required to sign the award agreements that set forth the terms and conditions that govern your grants. The terms and conditions of any grant will be governed by AMD’s 2004 Equity Incentive Plan, as amended from time to time, and any award agreement thereunder. The RSU grants are an opportunity provided by AMD that is separate from and in addition to your regular compensation, with rights and obligations governed by the applicable equity plan documents.
Executive Incentive Plan: Subject to approval by the Compensation Committee, you will be eligible to participate in AMD Inc.’s Executive Incentive Plan (Bonus Plan), in accordance with the terms and conditions of the Bonus Plan document. Your initial target bonus opportunity will be 100% of your Base Salary, and this target will be prorated for 2015 based on your start date. All Bonus Plan payments are at the discretion of AMD management and may be adjusted based on job performance, business conditions and/or employment. All Bonus Plan payments are subject to deductions and withholdings required by law.
Your base salary will be subject to regular review based on your performance. AMD pays on a bi-weekly basis on Thursday, with the exception of the first paycheck for exempt employees who begin work in a pay week, who will be paid on the next regularly scheduled payday. Our compensation plans are subject to annual review and may be modified based on business need, in accordance with local law.
Benefits
AMD provides market-competitive benefits that provide financial protection to employees and their families, wellness resources to live a healthy lifestyle, and programs to encourage work/life balance. You will receive additional details about these benefits, including eligibility terms, in the near future.
These benefits include:

•	401(k) and Roth 401(k) Retirement Savings Plan with Company Match

•	Medical, Dental and Vision Plans

•	Healthcare and Dependent Care Reimbursement Accounts

•
Minimum of 20 days annual vacation (At the outset of your employment, you will be eligible for 20 days of vacation per calendar year, pro-rated during your first calendar year of employment. In addition, AMD offers its employees at least 10 paid holidays each year)

As an AMD executive, the following benefits are also offered:
Deferred Income Account Plan (DIA)
This plan allows you to defer a portion of your compensation on a pre-tax basis above the IRS-imposed limits on 401(k) plans.
Executive Salary Continuation and Disability Plans
AMD executives are eligible for 100% salary continuation for up to 90 days in the event you are unable to work due to an illness or injury.  For longer term disability coverage, AMD automatically enrolls you in the Executive Disability Plan which pays 66 2/3% of your salary (up to $15,000/month).
Executive Life Insurance Plan

Initials: JRA

7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

This company-paid benefit pays your beneficiary three times your annual salary (maximum coverage of $2 million, or $3 million with Evidence of Insurability) in the event of your death.
Executive Physical
AMD has arrangements with the Heart Hospital of Austin and the Palo Alto Medical Foundation to provide a comprehensive annual exam at no cost to you for executives at your level (Directors and above).  Executives not located in Austin or California may schedule an appointment with either provider when traveling to these locations on company business.
Change in Control
You will be offered a Change in Control Agreement in the format approved by the Compensation Committee of the Board of Directors for executives at your level.
Background Check and Export License Requirement
This offer is contingent upon you successfully passing a background investigation to be performed by AMD’s Security Investigations Department. As lawfully permitted, this background investigation includes an investigation of criminal records, previous employment history and references, and educational background. Please protect your current employment until the background check processes are complete.
If applicable, this offer of employment is contingent on AMD successfully obtaining an export license for you in accordance with government regulations.
Proof of Employment Eligibility
In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide AMD with documents to verify your identity and your legal right to work in the United States. You must present this document on your first day of employment.
AMD Agreement and Acknowledgements
This offer is contingent upon your signing and returning this offer letter, the AMD Agreement, and completing all new employee orientation requirements. You agree to observe and abide by AMD's policies and rules including AMD’s Worldwide Standards of Business Conduct, as amended from time to time by AMD, as well as any other policies and rules issued in the future by AMD.
The working hours shall be in accordance with the standard working hours applicable to your department or section. You also agree that AMD may transfer your work place and work assignment, as necessary for the business needs.
Your employment with AMD is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice, in accordance with local laws and regulations
If the terms of this offer are acceptable to you, please initial each page, sign your name below and return the original signed and dated document to me. This offer will remain open until April 22, 2015. If you have any questions, please feel free to contact me.

Sincerely,
/s/ Lisa Su
Dr. Lisa Su
Chief Executive Officer, AMD

Initials: JRA

7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

I am pleased to accept AMD's offer of employment as outlined above and in the enclosed attachment(s):
Signature /s/ Jim Anderson
Date April 17, 2015
Start Date* June 8, 2015
*If a start date has been agreed upon, please indicate that date above. If a date has not yet been determined, please contact your recruiter. Please note that all new AMD employees start on a Monday.

Initials: JRA